UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported):   June 14, 2018

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Joint Venture - Victory Adobe Apartments LLC

During December 2017, the Issuer and Southeast Apartment Holdings, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Macquarie Group (“Macquarie”), entered into an arrangement named a Contribution Agreement (the “Contribution Agreement”), under which TCI, subject to certain prerequisites described below, agreed to sell and convey interests in certain completed multifamily projects and projects under development to a newly formed Victory Abode Apartments, LLC (“V Abode”), which would be equally owned and controlled by TCI and Macquarie.

The properties potentially to be transferred include approximately 44 completed and stabilized projects, 13 development projects and TCI’s rights to develop 23 projects, should both TCI and Macquarie agree to develop those properties. The overall acquisition property purchase price is estimated to be $890,625,000. The terms of the Contribution Agreement are very detailed, but the total equity invested by TCI in the various projects (land and other costs incurred by TCI) will be assumed by V Abode, along with the first money mortgage loans encumbering those projects. Also, TCI will receive from 10 of the 13 development projects an “earn-out” fee, which will be calculated after project stabilization (sometime between one and two years after completion). Approximately 81.9% of the net cash purchase price will be funded by a Mezzanine loan from a newly formed lending entity, which will also be jointly and equally owned by subsidiaries of TCI and Macquarie, respectively.

There are several conditions to the closing of the arrangement (requests for approval of which began in late May 2018), including that title and survey of the properties must be acceptable, the Department of Housing and Urban Development (“HUD”) and other first mortgage lenders must approve the assumptions by V Abode, and other consents are necessary.

A due diligence period for Macquarie expired in March 2018, within which it had to review the various projects. A formal approval submission was delivered to HUD at the end of May 2018. Certain management issues of V Abode remain to be resolved, and formal approval by HUD must be received before the closing of the Contribution Agreement can be completed and funding/payments can occur. Macquarie has, in the past, been a Lender to TCI and its subsidiaries, but otherwise does not have a material relationship with TCI.

Potential Sale of Commercial Office Buildings

On June 14, 2018, indirect subsidiaries of TCI entered into four separate [but similar in form] agreements with Gravity Holdings, LLC, a private Delaware limited liability company covering the potential sale of all TCI’s Commercial Office Buildings, two of which are located in Dallas County, Texas, one in Irving, Texas and one in Houston, Texas. The four Agreements are all subject to due diligence by the proposed purchaser, including review of title commitments and similar matters in real estate transactions. Other than entry into the four separate agreements, Gravity Holdings, LLC has no material relationship with TCI and its subsidiaries.

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Press Release

On June 14, 2018, TCI announced the two matters described above in a press release. A copy of the announcement is attached as Exhibit “99.1.” The information furnished pursuant to this Item 1.01 in this Current Report on Form 8-K including Exhibit “99.1" attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities to that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 of the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise any information furnished pursuant to this Item 1.01 of this Current Report on Form 8-K.

Section 9 - Financial Statement Exhibits

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished with this Report.

Exhibit

Designation	Description of Exhibit

99.1* Press Release dated June 14, 2018

*Filed herewith

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 18, 2018

TRANSCONTINENTAL REALTY INVESTORS, INC.

By: /s/ Gene S. Bertcher

Gene S. Bertcher, Executive Vice

President and Chief Financial Officer

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